FORM 3
                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0104
                                                  Expires: December 31, 2001
                                                  Estimated average burden hours
                                                  per response: 0.5
                                                  ------------------------------



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print Or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Cham                               Bill                  E.
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   (Last)                            (First)              (Middle)

190 Woodlands Drive
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                                    (Street)

  Thornlands,                       Queensland, Australia     4164
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

11/29/2001
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer name and Ticker or Trading Symbol

Lipid Sciences, Inc. (LIPD)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [x]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [_]  Form Filed by One Reporting Person

     [x]  Form Filed by More Than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                                 4,755,013                 I                           (1)
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

Reminder: Report on a separate line for each class of securities owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).


                                  Page 1 of 3
                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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

Explanation of Responses:

(1) These shares are owned directly by KAI International, LLC, a ten percent owner of the issuer, and indirectly by Bill E. Cham and Tania
     R. Chase as managers of KAI International, LLC. Bill E. Cham is a director of the issuer. Bill E. Cham and Tania R. Chase disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Bill E. Cham                                               12/10/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                  Page 2 of 3

                             Joint Filer Information

Name:       Tania R. Chase

Address:    190 Woodlands Drive
            Thornlands, Queensland 4157
            Australia

Designated Filer: Bill E. Cham

Issuer & Ticker Symbol: Lipid Sciences, Inc. (LIPD)

Date of Event Requiring Statement:  11/29/2001


Signature:  /s/ Tania R. Chase
            ----------------------

Name:       KAI International, LLC

Address:    190 Woodlands Drive
            Thornlands, Queensland 4157
            Australia

Designated Filer: Bill E. Cham

Issuer & Ticker Symbol: Lipid Sciences, Inc. (LIPD)

Date of Event Requiring Statement:  11/29/2001

Signature:    KAI INTERNATIONAL, LLC


         By:   /s/ Tania R. Chase
            ----------------------
               Tania R. Chase, Manager


         By:   /s/ Bill E. Cham
            ----------------------
               Bill E. Cham, Manager


                                   Page 3 of 3